Exhibit 99.1

May 6, 2015

FINAL

Talking Points – Affiliates Call

Note: These talking points should be modified for use with QC or QCER affiliates, as well as whether they’re delivered during a group call or, subsequent to the group call, in individual conversations with affiliates.

•	Good morning, everyone, and thank you for taking the time to jump on a call with me today.

•	As you saw from the email we sent you earlier, we have agreed to be acquired by funds advised by Apax Partners, a global private equity firm with the financial expertise and resources that will help us and you continue to grow.

•	I want to let you know right up front that we’re excited about this transaction, and that we think it’s good news for you as well.

•	Apax is fully supportive of our asset light, affiliate-based model. Apax supports our current strategy and you’re a central part of that strategy. We will continue supporting you, so that you can service your customers and meet your growth objectives.

•	Our focus will not waiver – we will maintain our successful business model and commitment to safety, and we will continue to provide top-notch service to you and our collective customers.

•	With Apax’s support, we plan to make even more investments into the business and expand through selective acquisitions.

•	As such, we believe our sale to Apax will provide additional opportunities for expansion through added terminals and drivers. We are in a very fragmented industry and that will present the prospect for disciplined acquisitions.

•	The long-term outlook is positive – we operate in an industry that is expected to grow at rates greater than the general economy primarily due to the resurgence of the petrochemical industry resulting from the chemical renaissance taking place in North America.

•	We believe our enhanced position will help allow you to improve your market position.

•	I want to talk to you a bit about why we think Apax is going to be such a strong partner.

•	Apax recognized that Quality Distribution is a great company with outstanding independent affiliates – we never would have pursued this transaction if Apax did not understand the importance of our affiliates.

•	Mitch and Ashish from Apax also have been 100% supportive throughout this process and they and their team are committed to helping us succeed.

•	They understand Quality Distribution and our industry very well and approached us with a compelling offer due to our successful business as a leading bulk carrier, our record of safety, compelling strategy, recent growth and strong relationships with independent affiliates and customers.

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May 6, 2015

FINAL

Talking Points – Affiliates Call

•	Mitch and Ashish also are very personable – I have met with them a number of times and am confident they can make a positive difference for all of us. I look forward to introducing you to the Apax team once the transaction has been completed.

•	This deal has not closed yet. We’re very happy with our agreement with Apax, but we’re still going to engage in a 40-day “go-shop”. That essentially is a market check to see if there are other parties that might be willing to acquire the company for a higher price than what we announced – this process ensures that we get the best possible deal we can for our shareholders.

•	We expect to complete the transaction with Apax in the third quarter of this year. The deal is subject to customary closing conditions, including shareholder approval and antitrust clearance by the government.

•	In the meantime, we all should remain focused on executing at a very high level on safety, service and financial performance.

•	I will keep you updated on the process to the best of my abilities.

•	In closing, I want to thank you again. We truly value your relationship with us and we are looking forward to continued success as we move forward together.

•	Thanks for taking the time to listen. Are there any questions I can answer for you?

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